EXHIBIT 99.1

CONTACTS:	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. RESPONDS TO ANNOUNCEMENT
FROM CRESCENDO PARTNERS OF INTENT TO NOMINATE FOUR DIRECTORS
AT 2008 ANNUAL MEETING
NASHVILLE, Tenn. (December 21, 2007) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual-dining restaurant company, released the following statement today in response to the announcement by Crescendo Partners, a holder of approximately 11 percent of the Company’s common shares, that it intends to nominate a slate of four directors to the Company’s nine-member Board at the Company’s 2008 annual meeting.
     “Our Board has a broad range of experience, and is committed to continuing to act in the best long-term interests of our shareholders, as well as our employees, customers, business partners and communities,” said Gregory L. Burns, chairman and chief executive officer of O’Charley’s Inc. “With the guidance of our Board, during the past year we have taken a number of steps to enhance long-term shareholder value, including selling the commissary and outsourcing manufacturing and distribution; buying back approximately 8 percent of our shares outstanding; implementing the first quarterly dividend in our Company’s history; refining our re-branding initiatives and announcing their rollout in 2008; and continuing to strengthen our management team. We appreciate the strong support and leadership of our Board of Directors for these value-enhancing initiatives.
     “During the past two years, our Board of Directors has explored a number of financial structuring alternatives in conjunction with our financial advisors, taking into account taxes and expenses, and the restrictions in our existing bond indenture and credit agreement. After repeated and ongoing consideration and analysis, our Board concluded that continuing to invest in our business, enhance the value of our brands, and execute our strategic plan is in the best interests of our shareholders. Management and the Board will continue on a regular basis to review the opportunities to enhance shareholder value while maintaining financial flexibility for our anticipated future growth. We have had preliminary discussions with Crescendo, and look forward to continuing this dialogue.”
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 365 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 240 restaurants in 20 states in the Southeast and Midwest, including 229 company-owned and operated restaurants in 16 states, four franchised O’Charley’s restaurants in Michigan, one franchised restaurant in Pennsylvania, one franchised restaurant in Ohio, one franchised restaurant in Iowa, one franchised restaurant in Tennessee, two joint venture restaurants in Louisiana, and one joint venture restaurant in Wisconsin. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The Company operates Ninety Nine restaurants in 115 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Company operates 10 Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky, Ohio, Missouri and Tennessee. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Important Information
O’Charley’s Inc. plans to file with the SEC and furnish to its shareholders a Proxy Statement in connection with its 2008 Annual Meeting of Shareholders, and advises its shareholders to read such Proxy Statement when it becomes available, because it will contain important information. Shareholders may obtain a free copy of the Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by the Company will be available free of charge on the “Investor Relations” portion of the Company’s website at www.ocharleysinc.com.
Certain Information Regarding Participants In The Solicitation
O’Charley’s Inc. and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from O’Charley’s Inc.’s shareholders with respect to the matters considered at the company’s 2008 Annual Meeting of Shareholders. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its definitive proxy statement dated April 19, 2007, each of which has been filed with the SEC. To the extent holdings of the company’s securities have changed from the amounts included in the definitive proxy statement dated April 19, 2007, such changes have been reflected on Forms 4 and 5 filed with the SEC and will be reflected in the definitive proxy statement for the 2008 Annual Meeting of Shareholders, which all Company shareholders are encouraged to read. The Company’s SEC filings may be obtained on the “Investor Relations” portion of the Company’s website at www.ocharleysinc.com or from the SEC’s website at www.sec.gov.
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